Exhibit 99

FirstEnergy Corp.                                  For Release: August 7, 2003
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                                Investor Contact:
Kristen Baird                                      Kurt Turosky
(330) 761-4261                                     (330) 384-5500



                  FIRSTENERGY RESTATEMENT OF FINANCIAL RESULTS
                         FOR CEI AND TE TO INCLUDE 2000


         Akron, Ohio - FirstEnergy (NYSE: FE) announced today that, upon further consideration with its independent auditor, PricewaterhouseCoopers LLP (PwC), it is appropriate to recognize the impact of the implementation of changed accounting treatments in the financial statements of its Cleveland Electric Illuminating (CEI) and Toledo Edison (TE) subsidiaries for the year 2000, as well as the years 2001 and 2002, as reported on August 5. The restatements reflect non-cash expenses only and are related to the recovery of transition assets and recognition of above-market values of certain leased generation facilities for those subsidiaries.

         FirstEnergy and PwC originally expected to include the cumulative impact of related accounting adjustments for the years 1997 through 2000, in restated 2001 results for CEI and TE. Upon further review, it was determined that the cumulative adjustment for the years 1997 through 1999 should not be reflected in the results of operations for 2001, but in the beginning balance of related items for 2000. The restatement of that year is not expected to change the previously reported financial impact of the accounting adjustments.

         Because PwC was not FirstEnergy's auditor for 2000 and 2001, financial statements for those years for CEI and TE will be re-audited.

         Results of the restatement will be included in FirstEnergy's second quarter 2003 Form 10-Q filing with the Securities and Exchange Commission.

         FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; and energy management and other energy-related services.


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Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risk and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect,"
"believe," "estimate," and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), availability and cost of capital, inability of the Davis-Besse Nuclear Power Station to restart (including because of any inability to obtain a favorable final determination from the Nuclear Regulatory Commission) in the fall of 2003, additional adjustments which may result from the audited restatement of the 2002 financial statements and the restatement and review of the first quarter of 2003 for the Company and the re-audit of 2000 and 2001 financial statements for Cleveland Electric Illuminating and Toledo Edison, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.